Chembio Awarded $1.467 Million under Health Care Reform Program
Grants Reimburse Amounts Expended in 2009-2010

MEDFORD, N.Y (November 2, 2010) – Chembio Diagnostics, Inc. (OTC/BB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, reported that it received awards in the total amount of $1.467 million relating to six “Qualifying Therapeutic Discovery Projects” created by Congress on May 21, 2010 under Section 48D of the Internal Revenue Code, as enacted under the Patient Protection and Affordable Care  Act of 2010 , the major United States federal health care reform legislation enacted earlier this year.

The program established criteria by which small businesses could apply to be certified for either a tax credit or grant up to specified limits for tax years 2009 and 2010.  Under the award guidelines, qualified therapeutic discovery projects had to show a reasonable potential to detect or treat chronic or acute diseases and conditions, reduce the long-term growth of health care costs in the United States, result in new therapies to treat areas of unmet medical need or prevent, or significantly advance the goal of curing cancer within 30 years.  The projects also needed to show a reasonable potential to create or sustain high quality jobs and to advance United States competitiveness in the fields of life sciences, biological and medical sciences.

Chembio’s six projects that received awards include products based on the Company’s patented DPP® point-of-care diagnostic platform that are in various stages of its development pipeline such as its products for the rapid diagnosis of HIV, Hepatitis-C, and Syphilis.

The Company submitted the applications in July 2010. On November 1, 2010 the Company received the award notices for the grants aggregating $1,467,000.  The grants include $620,000 relating to qualified expenditures made in 2009, for which payment will be made immediately, and grants of $846,000 for qualified expenditures made or that will have been made during 2010, which amount is to be paid at the end of January 2011.  Except for approximately $100,000, the $846,000 grant awards for 2010 are for expenditures already made or incurred by the Company this year to date; the Company anticipates qualifying for the full $846,000 as a result of expenditures planned during the fourth quarter of 2010.

Commenting on the grant awards, Chembio’s President, Lawrence A. Siebert, stated “We are pleased to report the news of these awards which will contribute significantly toward funding several of our clinical and development programs, and will do so with non-dilutive financing.”

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Conference Call to Discuss Third Quarter Financial Results

Chembio has scheduled a conference call and webcast to discuss its third quarter financial results for 10:30 a.m. Eastern time on Thursday, November 4, 2010.  To participate on the conference call, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until November 11, 2010 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID #: 358724.  The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=162083.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market.  Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere North America, Inc. (formerly Inverness Medical Innovations, Inc.)  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®.  Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com